Exhibit 107
EX-FILING-FEES
Calculation of Filing Fee Tables
Form S-3
(Form Type)
CNA FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities(2)(3)	Rules 456(b) and 457(r)(4)	(5)	(5)	(5)	(4)	(4)
	Debt	Subordinated Debt Securities(2)(3)		(5)	(5)	(5)	(4)	(4)
	Debt	Subordinated Junior Debt Securities(2)(3)		(5)	(5)	(5)	(4)	(4)
	Equity	Preferred Stock, no par value(2)(3)		(5)	(5)	(5)	(4)	(4)
	Equity	Depositary Shares(2)(6)		(5)	(5)	(5)	(4)	(4)
	Equity	Common Stock, $2.50 par value per share(2)(3)		(5)	(5)	(5)	(4)	(4)
	Other	Warrants(7)		(5)	(5)	(5)	(4)	(4)
	Other	Purchase Contracts(8)		(5)	(5)	(5)	(4)	(4)
	Other	Purchase Units(9)		(5)	(5)	(5)	(4)	(4)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)
The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement and may include hybrid securities consisting of a combination of features of any of the securities listed in the table.

(2)
Senior debt securities, subordinated debt securities, subordinated junior debt securities, preferred stock, depositary shares and common stock, as may be issuable upon conversion or redemption, or upon the exercise of warrants registered under this registration statement, of senior debt securities, subordinated debt securities, subordinated junior debt securities, preferred stock or depositary shares, as the case may be, registered under this registration statement.

(3)
Senior debt securities, subordinated debt securities, subordinated junior debt securities and shares of preferred stock and common stock may also be issued by CNA Financial Corporation upon settlement of the purchase contracts or purchase units of CNA Financial Corporation.

(4)
In reliance on and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fees.

(5)
An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities or that are issued in units or represented by depositary shares.

(6)
Depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event CNA Financial Corporation elects to offer to the public fractional interests in shares of preferred stock registered under this registration statement, depositary receipts may be distributed to those persons purchasing such fractional interests and the shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.
(7)
Warrants may represent rights to purchase debt securities, preferred stock, common stock or depositary shares registered under this registration statement.

(8)
Purchase contracts may be issued separately or as purchase units.

(9)
Purchase units may consist of a purchase contract and any of the debt securities registered under this registration statement or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the applicable purchase contract securities under the purchase contract, securing the holders’ obligations to purchase the applicable purchase contract securities under the purchase contract.